[FIRST BANCORP LOGO]

                                  News Release

For Immediate Release:                                     For More Information,
October 25, 2006                                       Contact:  James H. Garner
                                                                    910-576-6171


                  First Bancorp Reports Third Quarter Results;
                         Surpasses $2 Billion in Assets

     TROY, N.C. - First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced net income today of $4,372,000, or $0.30 per diluted share, for the three months ended September 30, 2006, compared to a net loss of $691,000, or ($0.05) per diluted share, for the three months ended September 30, 2005. For the nine months ended September 30, 2006, the Company reported net income of $14,158,000, or $0.98 per diluted share, compared to $8,677,000, or $0.60 per diluted share, reported for the comparable period in 2005.

     Results for 2006 include the write-off loss of a merchant credit card receivable amounting to $1,900,000, of which $230,000 was recorded in the second quarter of 2006 and the remaining $1,670,000 was recorded in the third quarter of 2006. The after-tax impact on net income for the second quarter of 2006 was $139,000, or $0.01 per diluted share, and the after-tax impact on net income for the third quarter of 2006 was $1,010,000, or $0.07 per diluted share. Results for 2005 include a loss accrual related to income tax exposure amounting to $6,320,000 (after-tax), or $0.44 per diluted share, which was recorded in the third quarter of 2005. Both of these items are discussed in more detail below.

     During the third quarter of 2006, as a result of continued strong balance sheet growth, the Company's total assets surpassed $2 billion for the first time in the Company's history. At September 30, 2006, the Company's total assets were $2.08 billion, an 18.2% increase from one year earlier. Total loans at September 30, 2006 amounted to $1.70 billion, a 17.3% increase from a year earlier, and total deposits amounted to $1.66 billion at September 30, 2006, a 12.8% increase from a year earlier.

     During the third quarter of 2006, the Company completed two branch purchases - one in Dublin, Virginia and the other in Carthage, North Carolina - which contributed to its 2006 growth. The Dublin branch purchase was completed on July 7, 2006 and resulted in the assumption of $20.5 million in deposits. No loans were acquired in the transaction. The Carthage branch purchase was completed on September 1, 2006 and resulted in the Company acquiring $5.7 million in loans and $23.5 million in deposits.

     The growth in loans and deposits was the primary reason for the increases in the Company's net interest income when comparing the three and nine month periods in 2006 to the comparable periods of 2005. Net interest income for the third quarter of 2006 amounted to $19.0 million, a 9.7% increase over the $17.4 million recorded in the third quarter of 2005. Net interest income for the nine months ended September 30, 2006 amounted to $55.3 million, a 9.3% increase over the $50.6 million recorded in the same nine month period in 2005.

     The impact of the growth in loans and deposits on the Company's net interest income was partially offset by declines in the Company's net interest margin (tax-equivalent net interest income divided by average earning assets). The Company's net interest margin for the third quarter of 2006 was 4.12% compared to 4.32% for the third quarter of 2005. The Company's net interest margin for the first nine months of 2006 was 4.22% compared to 4.32% for the same nine months of 2005. The 4.12% net interest margin realized in the third quarter of 2006 was a 10 basis point decrease from the second quarter of 2006 net interest margin of 4.22%, and a 21 basis point decrease from the first quarter of 2006 net interest margin of 4.33%. The compressing margin is primarily due to deposit rates paid by the Company rising by more than loan and investment yields, which is associated with the flat interest rate yield curve currently prevailing in the marketplace. The Company has also been negatively impacted by customers shifting their funds from low cost deposits to higher cost deposits as rates have risen.

     The Company's provision for loan losses amounted to $1,215,000 in the third quarter of 2006, an increase of 76.1% over the $690,000 recorded in the third quarter of 2005. The provision for loan losses for the first nine months of 2006 was $3,630,000, an increase of 71.6% over the $2,115,000 recorded in first nine months of 2005. The higher provisions are a result of the strong loan growth realized in 2006, as asset quality ratios have remained stable and compare favorably to peers. Net internal loan growth was $55 million in the third quarter of 2006 compared to $20 million in the third quarter of 2005, while net internal loan growth was $209 million for the first nine months of 2006 compared to $79 million for the first nine months of 2005. The Company's ratios of annualized net charge-offs to average loans were 11 basis points and 8 basis points for the three and nine month periods in 2006, respectively, compared to 12 basis points and 9 basis points for the three and nine month periods in 2005, respectively. The Company's ratio of nonperforming assets to total assets was 0.34% at September 30, 2006 compared to 0.31% a year earlier.

     Noninterest income amounted to $2,454,000 for the third quarter of 2006, a 35.1% decrease from the $3,779,000 recorded in the third quarter of 2005. Noninterest income for the nine months ended September 30, 2006 amounted to $10,252,000, a decrease of 8.5% from the $11,201,000 recorded in the first nine months of 2005. The decreases in 2006 were caused by the write-off loss of a merchant credit card receivable. During the second quarter of 2006, the Company discovered that it had liability associated with a customer that sold furniture over the internet. The furniture store did not deliver furniture that its customers had ordered and paid for, and was unable to immediately refund their credit card purchases. As the furniture store's credit card processor, the Company became liable for the amounts that were required to be refunded. During the second quarter of 2006, the furniture store changed management, stated its intention to repay the Company for all funds advanced, and began making repayments to the Company. At June 30, 2006, the Company recorded a $230,000 loss to reserve for this situation. During the third quarter of 2006, the furniture store's financial condition deteriorated significantly. Accordingly, the Company determined that it should fully reserve for the entire $1.9 million exposure associated with this situation, which resulted in recording an additional loss of $1,670,000. The owners of the furniture store continue to state their intent to repay the Company, but at this time their ability to do so is uncertain. During the third quarter of 2006, the Company completed a review of all merchant credit card customers and concluded that this situation appears to be an isolated event that is not likely to recur.

     Noninterest expenses amounted to $13.5 million in the third quarter of 2006, a 17.8% increase over the $11.5 million recorded in the third quarter of 2005. Noninterest expenses for the nine months ended September 30, 2006 amounted to $39.3 million, a 10.9% increase from the $35.5 million recorded in the first nine months of 2005. The increase in noninterest expenses is primarily attributable to costs associated with the Company's overall growth in loans, deposits and branch network. Since January 1, 2005, the Company's loans and deposits have increased by 24% and 20%, respectively. Additionally, in accordance with the new accounting requirements regarding stock-based compensation (FASB Statement 123(R)) that were effective on January 1,

2006, the Company recorded stock option expense of $22,000 ($22,000 after-tax effect) and $314,000 ($235,000 after-tax effect) for the three and nine month periods ended September 30, 2006, respectively. As permitted by previous accounting standards, no stock option expense was recorded by the Company in 2005, or any prior periods.

     The Company's effective tax rate was approximately 35% and 37% for the three and nine month periods ended September 30, 2006, respectively. The Company recorded a tax benefit of $182,000 in the third quarter of 2006 related to several nonrecurring adjustments that reduced otherwise reported income tax expense. The Company's income tax expense for the three and nine months ended September 30, 2005 includes a loss accrual related to income tax exposure amounting to $6,320,000 (after-tax), or $0.44 per diluted share, which was recorded in the third quarter of 2005. As discussed more fully in the Company's 2005 Form 10-K filed with the Securities and Exchange Commission, during the third quarter of 2005, the Company recorded a $6,320,000 loss accrual to reserve for an audit issue raised by the North Carolina Department of Revenue related to the Company's operating structure that the Department of Revenue deemed to result in improper "income shifting." This reserve was subsequently reduced in the fourth quarter of 2005 by $1,982,000, or $0.14 per diluted share, as a result of a "Settlement Initiative" offered by the North Carolina Department of Revenue that offered companies with certain transactions, including those that applied to the Company, the opportunity to resolve such matters with reduced penalties by agreeing to participate in the initiative. The Company continues to participate in the initiative and expects the matter to be resolved and all amounts paid by March 15, 2007. The aspects of the Company's operating structure that gave rise to this issue were discontinued effective January 1, 2005, and thus the Company does not believe it has any additional exposure related to this item beyond the amount of the accrual, other than ongoing interest on the unpaid taxes amounting to $65,000 per quarter (after-tax).

     James H. Garner, President and CEO of First Bancorp, commented on the quarter's results, "Although the interest rate environment and the merchant card loss have negatively impacted recent results, we continue to put into place long-term drivers of profitability. During the third quarter, our acquisitions of two branches went smoothly, and we had another quarter of good loan and deposit growth. In the fourth quarter, we will open a total of four branches in the southeastern coastal region of North Carolina, with two branches in Wilmington, one branch in Shallotte, and one in Leland. We hired most of the employees for these branches earlier in 2006. Since that time, these folks have been training and visiting customer prospects to allow themselves to hit the ground running when their branches open."

     Mr. Garner also noted the following corporate developments:

     o As previously noted, on September 1, 2006, the Company completed the purchase of a bank branch in Carthage, North Carolina with approximately $24 million in deposits and $6 million in loans. Also, on July 7, 2006, the Company completed the purchase of a bank branch in Dublin, Virginia, with approximately $21 million in deposits.

     o On October 3, 2006, the Company converted its loan production office in Wilmington to a full-service bank branch at the Landfall Shopping Center. This branch was formerly a branch of Wachovia and is located at the corner of Eastwood Road and Old Military Cutoff Road.

     o A second branch in Wilmington is opening in November 2006 and will be located at the Fulton Station Shopping Center on South College Road.

     o On Monday, October 23, 2006, the Company opened a full-service bank branch in Shallotte located at 4501 Main Street at the Shallotte Shops shopping center across from Wal-Mart.

     o In November 2006, the Company plans to convert a loan production office in Leland, North Carolina to a full-service bank branch. This branch will be located in the Logan Building at Waterford of the Carolinas.

     o On August 22, 2006, the Company announced a quarterly dividend of 19 cents per share payable on October 25, 2006 to shareholders of record on September 30, 2006. The current dividend rate is an increase of 5.6% over the dividend rate paid in the same period of 2005.

     o The Company made no stock repurchases during the third quarter of 2006. Year-to-date the Company has repurchased 53,000 shares at an average price of $20.97 per share.



     First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $2.1 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 66 branch offices, with 59 branches operating in a twenty-one county market area in the central piedmont and coastal regions of North Carolina, 3 branches in Dillon County, South Carolina, and 4 branches in Virginia (Abingdon, Dublin, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. The Company also has a loan production office in Blacksburg, Virginia. First Bancorp's common stock is traded on the NASDAQ Global Select Market under the symbol FBNC.

     Please visit our website at www.firstbancorp.com. For additional financial data, please see the attached Financial Summary.

     This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as "expect," "believe," "estimate," "plan," "project," or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company's customers, the Company's level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.


===============================================================================================
                                 First Bancorp and Subsidiaries
                                       Financial Summary
===============================================================================================

                                                           Three Months Ended
                                                              September 30,
                                                          --------------------       Percent
($ in thousands except per share data - unaudited)          2006        2005         Change
-----------------------------------------------------------------------------------------------

INCOME STATEMENT

Interest income
---------------
   Interest and fees on loans                             $ 31,727      24,240
   Interest on investment securities                         1,596       1,429
   Other interest income                                       584         398
                                                          --------    --------
      Total interest income                                 33,907      26,067        30.1%
                                                          --------    --------
Interest expense
----------------
   Interest on deposits                                     12,290       7,589
   Other, primarily borrowings                               2,576       1,126
                                                          --------    --------
      Total interest expense                                14,866       8,715        70.6%
                                                          --------    --------
        Net interest income                                 19,041      17,352         9.7%
Provision for loan losses                                    1,215         690        76.1%
                                                          --------    --------
Net interest income after provision
      for loan losses                                       17,826      16,662         7.0%
                                                          --------    --------
Noninterest income
------------------
   Service charges on deposit accounts                       2,323       2,180
   Other service charges, commissions, and fees              1,102         961
   Fees from presold mortgages                                 278         328
   Commissions from financial product sales                    357         388
   Data processing fees                                         40          38
   Securities gains                                             --          --
   Other gains (losses)                                     (1,646)       (116)
                                                          --------    --------
      Total noninterest income                               2,454       3,779       (35.1%)
                                                          --------    --------
Noninterest expenses
--------------------
   Personnel expense                                         7,954       6,809
   Occupancy and equipment expense                           1,772       1,541
   Intangibles amortization                                    100          71
   Other operating expenses                                  3,709       3,065
                                                          --------    --------
      Total noninterest expenses                            13,535      11,486        17.8%
                                                          --------    --------
Income before income taxes                                   6,745       8,955       (24.7%)
Income taxes                                                 2,373       9,646       (75.4%)
                                                          --------    --------
Net income (loss)                                         $  4,372        (691)        n/m
                                                          ========    ========


Earnings (loss) per share - basic                         $   0.31       (0.05)        n/m
Earnings (loss) per share - diluted                           0.30       (0.05)        n/m

ADDITIONAL INCOME STATEMENT INFORMATION
---------------------------------------
   Net interest income, as reported                       $ 19,041      17,352
   Tax-equivalent adjustment (1)                               133         111
                                                          --------    --------
   Net interest income, tax-equivalent                    $ 19,174      17,463         9.8%
                                                          ========    ========


-----------------------------------------------------------------------------------------------

(1)  This amount reflects the tax benefit that the Company  receives  related to its tax-exempt loans and securities,  which carry interest rates lower than similar  taxable  investments due to their tax exempt status.  This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

===============================================================================================

===============================================================================================
                                 First Bancorp and Subsidiaries
                                   Financial Summary - Page 2
===============================================================================================

                                                           Nine Months Ended
                                                             September 30,
                                                          --------------------       Percent
($ in thousands except per share data - unaudited)          2006         2005        Change
-----------------------------------------------------------------------------------------------

INCOME STATEMENT

Interest income
---------------
   Interest and fees on loans                             $ 87,704      68,331
   Interest on investment securities                         4,581       4,241
   Other interest income                                     1,652       1,117
                                                          --------    --------
      Total interest income                                 93,937      73,689        27.5%
                                                          --------    --------
Interest expense
----------------
   Interest on deposits                                     32,545      19,979
   Other, primarily borrowings                               6,054       3,066
                                                          --------    --------
      Total interest expense                                38,599      23,045        67.5%
                                                          --------    --------
        Net interest income                                 55,338      50,644         9.3%
Provision for loan losses                                    3,630       2,115        71.6%
                                                          --------    --------
Net interest income after provision
      for loan losses                                       51,708      48,529         6.6%
                                                          --------    --------
Noninterest income
------------------
   Service charges on deposit accounts                       6,622       6,333
   Other service charges, commissions, and fees              3,426       2,950
   Fees from presold mortgages                                 789         851
   Commissions from financial product sales                  1,121         997
   Data processing fees                                        113         243
   Securities gains                                            205           2
   Other gains (losses)                                     (2,024)       (175)
                                                          --------    --------
      Total noninterest income                              10,252      11,201        (8.5%)
                                                          --------    --------
Noninterest expenses
--------------------
   Personnel expense                                        23,040      20,879
   Occupancy and equipment expense                           5,075       4,466
   Intangibles amortization                                    221         217
   Other operating expenses                                 10,992       9,899
                                                          --------    --------
      Total noninterest expenses                            39,328      35,461        10.9%
                                                          --------    --------
Income before income taxes                                  22,632      24,269        (6.7%)
Income taxes                                                 8,474      15,592       (45.7%)
                                                          --------    --------
Net income                                                $ 14,158       8,677        63.2%
                                                          ========    ========


Earnings per share - basic                                $   0.99        0.61        62.3%
Earnings per share - diluted                                  0.98        0.60        63.3%

ADDITIONAL INCOME STATEMENT INFORMATION
---------------------------------------
   Net interest income, as reported                       $ 55,338      50,644
   Tax-equivalent adjustment (1)                               384         335
                                                          --------    --------
   Net interest income, tax-equivalent                    $ 55,722      50,979         9.3%
                                                          ========    ========

-----------------------------------------------------------------------------------------------

===============================================================================================

(1)  See  footnote  1  on  page  1  of  Financial  Summary  for  discussion  of  tax-equivalent adjustments.

===============================================================================================


========================================================================================================================
                                             First Bancorp and Subsidiaries
                                               Financial Summary - Page 3
========================================================================================================================

                                                        Three Months Ended                 Nine Months Ended
                                                           September 30,                     September 30,
    PERFORMANCE RATIOS (annualized)                    2006            2005              2006            2005
                                                   ---------------------------------------------------------------------
Return on average assets                                  0.88%         (0.16%)            1.00%           0.69%
Return on average equity                                 10.54%         (1.73%)           11.70%           7.49%
Net interest margin - tax equivalent (1)                  4.12%           4.32%            4.22%           4.32%
Efficiency ratio - tax equivalent (1) (2)                62.58%          54.07%           59.61%          57.03%
Net charge-offs to average loans                          0.11%           0.12%            0.08%           0.09%
Nonperforming  assets  to total  assets  (period          0.34%           0.31%            0.34%           0.31%
end)

SHARE DATA
Cash dividends declared                            $       0.19    $       0.18     $       0.55    $       0.52
Stated book value                                         11.40           10.63            11.40           10.63
Tangible book value                                        7.78            7.16             7.78            7.16
Common shares outstanding at end of period           14,310,335      14,196,987       14,310,335      14,196,987
Weighted average shares outstanding - basic          14,294,948      14,186,887       14,281,964      14,150,527
Weighted average shares outstanding - diluted        14,421,380      14,186,887       14,425,347      14,353,169
Shareholders' equity to assets                            7.85%           8.59%            7.85%           8.59%

AVERAGE BALANCES (in thousands)
Total assets                                       $  1,970,128    $  1,720,505     $  1,886,558    $  1,692,747
Loans                                                 1,669,423       1,433,874        1,592,983       1,408,736
Earning assets                                        1,844,560       1,604,383        1,763,774       1,578,131
Deposits                                              1,623,605       1,467,183        1,572,851       1,449,599
Interest-bearing liabilities                          1,583,827       1,365,959        1,505,811       1,348,685
Shareholders' equity                                    164,590         158,220          161,832         154,974

------------------------------------------------------------------------------------------------------------------------

(1)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)  Calculated  by dividing  noninterest  expense by the sum of  tax-equivalent  net interest  income plus  noninterest income.

========================================================================================================================

TREND INFORMATION
($ in thousands except per share data)
                                                                   For the Three Months Ended
                                                                   --------------------------
                                             September 30,    June 30,       March 31,    December 31,   September 30,
INCOME STATEMENT                                2006 (4)        2006           2006          2005 (3)       2005 (2)
                                             ------------   ------------   ------------   ------------   ------------
Net interest income - tax equivalent (1)       $ 19,174         18,569         17,979         18,060         17,463
Taxable equivalent adjustment (1)                   133            125            126            113            111
Net interest income                              19,041         18,444         17,853         17,947         17,352
Provision for loan losses                         1,215          1,400          1,015            925            690
Noninterest income                                2,454          3,844          3,954          3,803          3,779
Noninterest expense                              13,535         13,064         12,729         12,175         11,486
Income before income taxes                        6,745          7,824          8,063          8,650          8,955
Income taxes                                      2,373          3,029          3,072          1,237          9,646
Net income (loss)                                 4,372          4,795          4,991          7,413           (691)

Earnings (loss) per share - basic                  0.31           0.34           0.35           0.52          (0.05)
Earnings (loss) per share - diluted                0.30           0.33           0.35           0.52          (0.05)

------------------------------------------------------------------------------------------------------------------------
(1)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)  Net income for the three months ended  September  30, 2005 was  significantly  impacted by a  contingency  tax loss accrual amounting to $6,320,000, or $0.44 per share (which increased income tax expense).
(3)  Net income for the three months ended December 31, 2005 was significantly  impacted by the reversal of a portion of the accrual noted in (2) above, amounting to $1,982,000, or $0.14 per share (which decreased income tax expense).
(4)  Net income for the three months ended  September 30, 2006 was  significantly  impacted by the  write-off  loss of a merchant  credit card account,  which  reduced  noninterest  income by  $1,670,000.  The after-tax  impact was $1.0 million, or $0.07 per diluted share.

========================================================================================================================

=============================================================================================================================
                                                First Bancorp and Subsidiaries
                                                  Financial Summary - Page 4
=============================================================================================================================

                                                    September 30,    June 30,     December 31,   September 30,    One Year
PERIOD END BALANCES ($ in thousands)                    2006           2006           2005           2005          Change
                                                    ------------   ------------   ------------   ------------   ------------
Assets                                              $  2,078,458      1,992,709      1,801,050      1,758,034           18.2%
Securities                                               140,220        129,912        127,785        128,421            9.2%
Loans                                                  1,696,835      1,635,899      1,482,611      1,446,185           17.3%
Allowance for loan losses                                 18,465         17,642         15,716         15,879           16.3%
Intangible assets                                         51,718         49,070         49,227         49,300            4.9%
Deposits                                               1,664,902      1,590,668      1,494,577      1,475,528           12.8%
Borrowings                                               200,013        195,013        100,239        101,239           97.6%
Shareholders' equity                                     163,089        159,915        155,728        150,929            8.1%

=============================================================================================================================

                                                                           For the Three Months Ended
                                                                           --------------------------
                                                    September 30,    June 30,       March 31,    December 31,  September 30,
YIELD INFORMATION                                      2006            2006           2006           2005          2005
                                                    ------------   ------------   ------------   ------------   ------------
Yield on loans                                              7.54%          7.36%          7.16%          6.99%          6.71%
Yield on securities - tax equivalent (1)                    5.13%          5.09%          5.06%          4.82%          4.72%
Yield on other earning assets                               5.61%          5.60%          5.12%          4.39%          3.84%
   Yield on all interest earning assets                     7.32%          7.15%          6.95%          6.74%          6.47%

Rate on interest bearing deposits                           3.44%          3.18%          2.88%          2.61%          2.35%
Rate on other interest bearing liabilities                  6.17%          5.96%          5.54%          5.30%          5.22%
   Rate on all interest bearing liabilities                 3.72%          3.44%          3.08%          2.79%          2.53%

        Interest rate spread - tax equivalent (1)           3.60%          3.71%          3.87%          3.95%          3.94%
        Net interest  margin - tax equivalent (2)           4.12%          4.22%          4.33%          4.37%          4.32%

        Average prime rate                                  8.25%          7.90%          7.42%          6.96%          6.42%

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(1)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)  Calculated by dividing  annualized  tax  equivalent net interest  income by average  earning assets for the period.  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
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

                                                    September 30,    June 30,       March 31,    December 31,   September 30,
ASSET QUALITY DATA ($ in thousands)                     2006           2006           2006           2005           2005
                                                    ------------   ------------   ------------   ------------   ------------
Nonaccrual loans                                    $      5,170          3,973          3,283          1,640          3,330
Restructured loans                                            11             12             12             13             14
Accruing loans > 90 days past due                             --             --             --             --             --
                                                    ------------   ------------   ------------   ------------   ------------
     Total nonperforming loans                             5,181          3,985          3,295          1,653          3,344
Other assets - primarily other real estate                 1,799          2,024          1,451          1,421          2,023
                                                    ------------   ------------   ------------   ------------   ------------
     Total nonperforming assets                     $      6,980          6,009          4,746          3,074          5,367
                                                    ============   ============   ============   ============   ============
Net charge-offs to average loans - annualized               0.11%          0.09%          0.03%          0.29%          0.12%
Nonperforming loans to total loans                          0.31%          0.24%          0.21%          0.11%          0.23%
Nonperforming assets to total assets                        0.34%          0.30%          0.25%          0.17%          0.31%
Allowance for loan losses to total loans                    1.09%          1.08%          1.07%          1.06%          1.10%

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